UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                          (Amendment No. _________)*
                           Landmark Graphics Corp.
      _________________________________________________________________
                               (Name of Issuer)
                                    Common
      _________________________________________________________________
                        (Title of Class of Securities)
                                  514913102
                         ____________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement _X_. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                         Page 1 of 3 pages

CUSIP NO. 514913102
                                      13G
________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        State of Wisconsin Investment Board
                                39-6006423
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                            (a)_____
                        Not Applicable                                (b)_____
________________________________________________________________________________
3        SEC USE ONLY


________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                        Madison, Wisconsin
________________________________________________________________________________
                               5        SOLE VOTING POWER
    NUMBER OF                                1,500,000
       SHARES                  _________________________________________________

 BENEFICIALLY                  6        SHARED VOTING POWER
     OWNED BY                                  Not Applicable
         EACH                  _________________________________________________

   REPORTING                   7        SOLE DISPOSITIVE POWER
      PERSON                                         1,500,000
        WITH                   _________________________________________________
                               8        SHARED DISPOSITIVE POWER
                                                                Not Applicable
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,500,000
________________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
         SHARES *
                        Not Applicable
________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        9.46%
________________________________________________________________________________
12       TYPE OF REPORTING PERSON *

                        EP (Public Pension Fund)
________________________________________________________________________________

                     * SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 2 of 3 pages

Item 1.  Issuer
        (a)     Landmark Graphics Corp.
        (b)     15150 Memorial Drive
                Houston, TX. 77079-4304
Item 2.  Person Filing
        (a)     State of Wisconsin Investment Board
        (b)     P.O. Box 7842
                Madison, WI 53707
        (c)     Wisconsin State Agency
        (d)     See cover page
        (e)     See cover page

Item 3. This Statement is filed pursuant to 13d-1(b) or 13d-2(b) and the State of Wisconsin Investment Board is a government agency which manages public pension funds subject to provisions comparable to ERISA.

Item 4. Ownership
        (a)     See Row 9 on Page 2
        (b)     See Row 11 on Page 2
        (c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ____.

Item 6.  Not Applicable

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Certification
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

        After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 13, 1995
                        ------------------------------
                                     Date

                                 George Natzke
                        ------------------------------
                                   Signature

                         George Natzke, Administrator
                        ------------------------------
                                  Name/Title
                                  Page 3 of 3